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                                                                    EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
LNB Bancorp, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of LNB Bancorp, Inc. of our report dated January 28, 2000, relating to the consolidated balance sheets of LNB Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of LNB Bancorp, Inc.



/s/ KPMG LLP

KPMG LLP


Cleveland, Ohio
January 3, 2001